Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our attestation reports dated February 19, 2013, relating to our examination of Management’s Assertions, included in their respective reports on “Management’s Assertion on Compliance with Regulation AB Criteria,” for Discover Bank, Discover Products Inc., and DB Servicing Corporation, appearing in Exhibits 34.1, 34.2, and 34.3 of the Annual Reports on Form 10-K of Discover Card Master Trust I and Discover Card Execution Note Trust for the year ended November 30, 2012 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 25, 2013